Exhibit 99.1

BANKUNITED, INC. COMPLETES ACQUISITION OF HERALD NATIONAL BANK AND BECOMES A BANK HOLDING COMPANY

MIAMI LAKES, FL (February 29, 2012) — BankUnited, Inc. (“BKU”) (NYSE:BKU) announced today the completion of its acquisition of Herald National Bank (“Herald”).  BKU also announced today that BankUnited, a wholly-owned subsidiary of BKU (“BankUnited”), has converted its charter from a thrift to a national bank now named BankUnited, National Association.  In connection with the acquisition of Herald and the charter conversion of BankUnited to a national bank, BKU has become a bank holding company.

Rajinder P. Singh, Chief Operating Officer of BKU, stated, “We are excited to successfully complete the acquisition of Herald.  The conversion to a bank holding company and the acquisition of Herald are an integral step in our corporate vision and we remain focused and committed to our future growth plans.”

Based on election results and the average closing price of BKU common stock of $23.32 for the ten trading day period ending on February 28, 2012, and applying the proration provisions set forth in the merger agreement entered into between BKU and Herald, the merger consideration to be received by former Herald shareholders is as follows:

•                  Herald preferred and common shareholders who made valid cash elections will receive $3.6587 in cash for each share of Herald stock for which they made such an election;

•                  Herald preferred and common shareholders who made valid stock elections will receive 0.1569 of a share of BKU common stock for each share of Herald stock for which they made such an election; and

•                  Herald preferred and common shareholders who did not make a valid election will receive 0.1569 of a share of BKU common stock per share of Herald stock for approximately 23% of the shares for which they did not make an election and $3.6587 per share in cash for the remaining shares of Herald stock for which they did not make an election.

Under the merger agreement, fractional shares of BKU common stock will not be issued.  Instead, former Herald shareholders will in lieu of receiving fractional shares receive cash based on the average closing price of BKU common stock of $23.32 for the ten trading day period ending on February 28, 2012.

About BankUnited, Inc.

BankUnited, Inc. is a bank holding company with three wholly-owned subsidiaries:  BankUnited, National Association, which is one of the largest independent depository institutions headquartered in Florida by assets, Herald National Bank, a national banking association headquartered in New York, and BankUnited Investment Services, Inc., a Florida insurance agency which provides comprehensive wealth management products and financial planning services.  BankUnited, National Association is a national bank headquartered in Miami Lakes, Florida, with $11.3 billion of assets, more than 1,300 professionals and 95 branches in 15 counties at December 31, 2011.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the current views of BKU with respect to, among other things, future events and financial performance.  BKU generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words.  Any forward-looking statements contained in this press release are based on the current plans, estimates and expectations of BKU.  The inclusion of this forward-looking information should not be regarded as a representation by BKU that the future plans, estimates or expectations contemplated herein will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to BKU’s operations, financial results, financial condition, business prospects, growth, strategy, and liquidity.  If one or more of these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may vary materially from those indicated in these statements.  These factors should not be construed as exhaustive.  BKU does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.  A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements.  Information on these factors can be found in the 2011 Annual Report on Form 10-K of BKU, filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website (www.sec.gov).

Contact

BankUnited, Inc.

Douglas J. Pauls
Tel: (305) 461-6841
dpauls@bankunited.com